Exhibit 10.3

FORM OF

ENCORE BANCSHARES INC.

RESTRICTED STOCK AGREEMENT

AGREEMENT effective as of the              day of                 ,                 , between Encore Bancshares, Inc. (“Company”), a Texas corporation, and                          (“Holder”).

Holder has been serving as a key employee, director or consultant of the Company and/or its subsidiaries. In recognition of past service and in order to encourage Holder to remain with the Company and its subsidiaries (“the Group”) and devote his or her best efforts to its affairs, thereby advancing the interests of the Company and its shareholders, the Company and Holder, as set forth in the attached Notice of Restricted Stock Award (“Notice”) agree as follows:

1.	Issuance of Restricted Stock.

(a)	Grant of Stock. Upon the execution of this Agreement and for consideration from Holder to the Company in the form of past services to the Group, the Company shall issue to Holder shares of Stock as a Restricted Stock Award under the Encore Bancshares, Inc. 2000 Stock Incentive Plan, as amended (the “Plan”). The shares of the Stock issued to Holder under this Agreement shall be subject to all of the terms, conditions, and restrictions set forth in this Agreement, in the Notice and in the Plan, both of which are incorporated herein by reference as part of this Agreement. Unless otherwise provided herein, capitalized terms used herein shall have the same meanings ascribed to them in the Plan and the Notice.

(b)	Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions (as defined below), the Stock issued to Holder pursuant to this Agreement shall not be sold, assigned, pledged or otherwise transferred, exchanged, hypothecated or otherwise disposed except as provided herein, and Holder shall be subject to an obligation to forfeit and surrender, without further consideration from the Company, such shares to the Company upon a termination of employment described in Section 2 of this Agreement. The prohibition against transfer and the obligation to forfeit and surrender shares of Stock to the Company are herein collectively referred to as the “Forfeiture Restrictions”, and the shares of Stock which are subject to the Forfeiture Restrictions, are herein sometimes referred to as “Restricted Shares.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(c)	Dividends and Voting Rights. Holder, or Holder’s executor, administrator, heirs or legatees shall have the right to vote and receive dividends and all other privileges of a shareholder of the Company with respect to the Restricted Shares from the date of issuance of the Restricted Shares until such time as the Restricted Shares are forfeited.

(d)	Application of Restrictions. The transfer restrictions of Section 1(b) shall not apply to the exchange of Restricted Shares pursuant to a Change of Control of the Company as provided in Sections 4(a) and 4(b) hereof.

(e)	Adjustment of Restricted Shares in the Event of a Stock Split or Dividend. In the event of a Stock split, Stock dividend, or other event requiring an equitable adjustment of outstanding Awards pursuant to Section 12, Recapitalization or Reorganization, of the Plan, the number of shares of Stock respecting this Agreement may be appropriately adjusted. Any Stock received as a result of a Stock split or Stock dividend with respect to Restricted Shares also shall become Restricted Shares subject to the Forfeiture Restrictions.

2.	Termination of Employment. If, prior to the lapse of the Forfeiture Restrictions, for any reason other than death or disability, Holder ceases to be employed by the Company or its Affiliates (as defined in the Plan) or ceases to serve as a director or consultant of the Company or its Affiliates, the Restricted Stock Award shall be forfeited, and the Restricted Shares hereunder shall be surrendered to the Company; provided however, that the Committee may, in its sole discretion, cause the Forfeiture Restrictions to lapse as to all or a part of the Restricted Shares hereunder at any time.

If, by reason of death or disability, Holder ceases to be employed by the Company or its Affiliates or ceases to serve as a director or consultant of the Company or its Affiliates, the Forfeiture Restrictions shall lapse as to all the Restricted Shares hereunder upon death or the commencement of benefits under the Company’s long-term disability plan. Holder shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, Holder is incapable of performing services for the Company of the kind Holder was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

3.	Transferability. Until the Forfeiture Restrictions lapse, the Restricted Shares shall not be transferable by Holder otherwise than by Holder’s will or by the laws of descent and distribution. Any heir or legatee of Holder shall take rights herein granted subject to the terms and conditions hereof. No such transfer of the Restricted Shares to heirs or legatees of Holder shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

4.	Change of Control.

(a)	Definition. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company’s subsidiary savings and loan is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the Company is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors. “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)	Restricted Shares. The Forfeiture Restrictions shall lapse as to all Restricted Shares hereunder “immediately prior to” the occurrence of any Change of Control during the Restricted Period. The phrase “immediately prior to” shall mean sufficiently in advance of the Change of Control to permit the Holder to take all steps reasonably necessary to deal with such shares of Stock so that such shares may be treated in the same manner in connection with the Change of Control as the shares of Stock of other shareholders.

(c)

Tax Limitation. Notwithstanding anything in this Section to the contrary, if Holder is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)) and the lapse of the Forfeiture Restrictions provided for in this Section, together with any other payments which Holder has the right to receive from the Company (or its affiliates) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and the Holder is not subject to an agreement, including a change of control severance agreement, providing for payments of such amounts as may be necessary to pay any applicable excise tax under Section 4999 of the Code and any applicable income tax relating thereto, the Forfeiture Restrictions will lapse only with respect to the number of shares of Stock necessary to cause the present value of the total amounts received by Holder from the Company (or its Affiliates) which would otherwise constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code), to be one dollar ($1.00) less than three (3) times Holder’s base amount (as defined in Section 280G of the Code) so that no portion of such amounts received by Holder shall be subject to the excise tax imposed by Section 4999 of the Code if and only if (i) such reduction in the number of the shares of Stock as to which the Forfeiture Restrictions lapse produces a better net after tax position (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax) than the total lapse of Forfeiture Restrictions otherwise provided for in this Section, and (ii) there are no other amounts receivable by Holder from the Company (or its Affiliates) which, by their terms, may be reduced such that no portion of such amounts received by Holder shall be subject to the excise tax under Section 4999 of the Code. The determination as to whether such reduction in the number of shares of Stock as to which the Forfeiture Restrictions lapse is necessary shall be made by the Committee in good faith, and such determination shall be conclusive and binding on Holder. If the number of shares of Stock as to which the Forfeiture Restrictions lapse is reduced and, through error or otherwise, Holder should benefit under this Section in an amount which, together with other payments Holder has the right to receive from the Company (or its affiliates), results in the receipt by Holder of “parachute payments” in excess of one dollar ($1.00) less than three times Holder’s base amount, Holder shall immediately repay to the Company cash equal to such excess upon notification that an overpayment has been made. If, as a result of this paragraph, the Forfeiture Restrictions do not lapse with respect to all of the Restricted Shares upon a Change of Control, such shares shall remain subject to the Forfeiture Restrictions until the Forfeiture Restrictions otherwise lapse according to the terms of this Agreement or until the Restricted Shares are forfeited.

5.	Tax Election. If Holder makes the election authorized by section 83(b) of the Code, Holder shall submit to the Company a copy of the statement filed by Holder to make such election.

6.	Withholding Tax. To the extent that the issuance of Stock or the lapse of Forfeiture Restrictions results in compensation income to Holder for federal or state income tax purposes, Holder shall pay to the Company at the time of such event such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, if any. The Committee may permit payment of such amount to be made through the tender of cash or Stock, the withholding of Stock out of shares otherwise distributable or any other arrangement satisfactory to the Committee. The Company shall, to the extent permitted by law, have the right to withhold delivery of a stock certificate or to deduct any required taxes from any payment of any kind otherwise due to Holder. If Holder does not pay the entire amount of such taxes to the Company within thirty (30) days after the date on which the Committee notifies Holder of the amount required to meet the withholding obligation, the Committee shall withhold from the Stock to which Holder is entitled a number of shares having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Holder and shall deliver a certificate for the remaining shares to the Holder, and, if Holder fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to Holder, any tax required to be withheld by reason of such resulting compensation income or Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued or transferred pursuant to the terms hereof.

7.	Additional Terms Applicable to Restricted Shares.

(a)	Legends on Certificate. The certificate(s) representing the shares of Restricted Stock will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to the applicability of the Restricted Stock Agreement and to any other applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

(b)	Retention of Certificates. The Company shall require Holder to execute and deliver to the Company a Stock Power in blank with respect to the Restricted Shares and shall retain possession of the certificates for shares with respect to which the Forfeiture Restrictions have not lapsed. The Company shall have the right, in its sole discretion, to exercise such stock power in the event that the Company becomes entitled to the shares pursuant to the provisions of this Agreement.

Upon lapse of the Forfeiture Restrictions as to all or a part of the Restricted Shares hereunder, the Company shall deliver to Holder a new certificate representing such Stock without any restrictive endorsement other than legend(s) the Company or its counsel may require with respect to securities laws.

(c)	Compliance With Securities Laws. Upon request, Holder (or any person acting under Section 3) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Restricted Stock Agreement.

(d)	Compliance with Laws. Notwithstanding any of the other provisions hereof, the Company will not be obligated to issue any shares of Restricted Stock pursuant to this Restricted Stock Award, if the issuance of such shares of Restricted Stock would constitute a violation by Holder or by the Company of any provision of any law or regulation of any governmental authority. Holder expressly acknowledges that the Company is required to meet certain executive compensation and corporate governance standards under Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“AARA”), and implemented by guidance and regulations issued by the United States Department of Treasury. To the extent any issuance or vesting of Restricted Stock pursuant to this Agreement is deemed to constitute a violation by the Company or by Holder of any provision of the EESA, AARA, or any implementing regulation thereunder, the Company shall take such action as is necessary to fully comply with such requirements, including but not limited to amending this Agreement. Holder hereby consents to any and all such actions or amendments.

(e)	No Right to Employment or Service. Holder shall be considered to be in the employment of the Company or its Affiliates or in service as a director or consultant so long as he or she remains an employee, director or consultant of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment or service as a director or consultant and the cause of such termination shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Holder the right to continue in the employ of the Company or its Affiliates or to continue service as a director or consultant, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Holder and the Company or its Affiliates.

(f)	Resolution of Disputes. Any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and any such determination and any interpretation by the Committee of the terms of the Plan, the Notice or this Restricted Stock Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Holder, and Holder’s heirs, personal representatives and successors.

(g)	Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any Holder hereunder shall be directed to Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Corporate Secretary. Any notice given by the Company to Holder directed to Holder at the address on file with the Company shall be effective to bind Holder and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Holder of the existence, maturity or termination of any of Holder’s rights hereunder and Holder shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Holder’s rights or privileges hereunder.

(h)	Construction and Interpretation. Whenever the term “Holder” is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 3 hereof, may be transferred, the word “Holder” shall be deemed to include such person or persons.

(i)	Plan Controls. This Restricted Stock Agreement and the Notice are subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein or in the Notice and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to the Restricted Stock Agreement and the Notice.

(j)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Holder as provided herein.

(k)	Contract Terms. Notwithstanding the provisions of this Agreement, if the Holder has entered into a separate contract or agreement with the Company which affects the Restricted Shares issued hereunder, the provisions of the Agreement shall control over any inconsistent provisions of such contracts or agreements.

(l)	Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a duly authorized officer of the Company and Holder, except to the extent such modification occurs pursuant to an amendment of the Plan made in accordance with Section 12, Recapitalization or Reorganization, or Section 13, Amendment and Termination, of the Plan.

(m)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer, and Holder has executed this Agreement, as of the dates specified below.

ENCORE BANCSHARES, INC.

By:
Name: James S. D’Agostino, Jr.
Title: Chairman and CEO

Date:

(Holder)

Date:

FORM OF

ENCORE BANCSHARES, INC.

NOTICE OF RESTRICTED STOCK AWARD

Recipient:	Social Security Number:

Date of Issuance:

Restricted Stock Shares Issued:

Encore Bancshares, Inc. (the “Company”) is pleased to inform you that, as indicated above, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has awarded you a Restricted Stock Award (“Award”). Your Award is comprised of the issuance of shares of common stock of the Company subject to Forfeiture Restrictions (“Restricted Stock”). Your Award has been made under the Encore Bancshares, Inc. 2000 Stock Incentive Plan, as amended, (the “Plan”) which, together with this Notice of Restricted Stock Award (the “Notice”) and the Restricted Stock Agreement (“Agreement”), a copy of which is attached hereto, sets forth the terms and conditions of the Award. The Plan and the Agreement are incorporated herein by reference. Please review this Notice and the Agreement carefully. Capitalized terms in this Notice have the same meanings ascribed to them in the Plan and the Agreement.

1.	Vesting: Subject to terms and conditions of the Agreement, the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares at the end of years from the Date of Issuance.

2.	Termination or Suspension of Employment or Service: The Agreement sets forth the provisions that apply in the event of your termination or suspension of employment or service.

3.	Delivery: Stock awarded shall be represented by a stock certificate registered in your name which will be held in safekeeping by the Company until the Forfeiture Restrictions have expired.

4.	Taxes and Withholding: You will be required to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, or local income tax withholding requirements (or like requirements), including the payment to the Company at the time of vesting of all such required amounts.

IN WITNESS WHEREOF, ENCORE BANCSHARES, INC. has caused this Notice of Restricted Stock Award to be signed by its duly authorized officer effective this              day of                     , 2010.

By:
Name:	James S. D’Agostino, Jr.
Title:	Chairman